Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2025 to 12:01 a.m. on 8/19/2026.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$45,000,000	$24,331
The Advisors’ Inner Circle Fund II	$45,000,000	$8,650
The Advisors’ Inner Circle Fund III	$45,000,000	$37,596
Bishop Street Funds	$45,000,000	$164
Catholic Responsible Investments Fund	$45,000,000	$11,458
Causeway Capital Management Trust	$45,000,000	$14,287
SEI Tax Exempt Trust	$45,000,000	$3,581
SEI Daily Income Trust	$45,000,000	$8,688
SEI Institutional International Trust	$45,000,000	$5,662
SEI Institutional Managed Trust	$45,000,000	$21,960
SEI Asset Allocation Trust	$45,000,000	$566
SEI Institutional Investments Trust	$45,000,000	$45,236
SEI Exchange Traded Funds	$45,000,000	$535
SEI Alternative Income Fund $25,638,000	$45,000,000	$28
Adviser Managed Trust	$45,000,000	$518
New Covenant Funds	$45,000,000	$1,155
SEI Structured Credit Fund, L.P.	$45,000,000	$1,547
SEI Catholic Values Trust	$45,000,000	$2,168
Gallery Trust	$45,000,000	$1,081
Wilshire Private Assets Funds	$45,000,000	$103
Symmetry Panoramic Trust	$45,000,000	$1,416
Frost Family of Funds	$45,000,000	$4,270

*	SEI service entities bear 20% of the total cost of $219,019 or $43,333 leaving $173,334 to be distributed among insured funds.